UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 21, 2008

WORLD HEART CORPORATION

(Exact name of registrant as specified in charter)

Canada	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7799 Pardee Lane, Oakland CA		94621
(Address of principal executive offices)		(Zip Code)

(510) 563-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

This item is incorporated by reference in Item 5.02.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2008, the Company announced that it is embarking on a phased consolidation into a primary facility at its current location in Salt Lake City, Utah.  WorldHeart’s focus is on the development, clinical trial and subsequent commercialization of the advanced rotary Levacor™ Ventricular Assist Device (VAD). In this context, and as the first-generation Novacor® LVAS reaches the natural end of its product life cycle, WorldHeart, effective August 22, 2008, is eliminating five positions at its facility in Oakland, including the position of Vice President of Manufacturing held by Mr. John J. Vajda.

The Company and Mr. John Vajda have entered into a consulting agreement, commencing August 25, 2008 and ending on March 30, 2009, unless earlier terminated by the Company or the Consultant, with 30 days written notice, pursuant to which Mr. Vajda will provide certain consulting services to assist the Company with its consolidation plans.

The consolidation plan includes a search for a CEO to reside in Salt Lake City.  Mr. Jal S. Jassawalla, WorldHeart’s current President and CEO, will remain in a senior management position based in California, along with certain key employees in areas such as Research and Development, Clinical Affairs and Regulatory Affairs.  Mr. Jassawalla will continue to focus on these WorldHeart activities, with emphasis on clinical collaborations, advancement of VAD technology and global adoption of assist device therapy.

A second consolidation phase will be completed by the next three to four quarters as approximately ten additional Oakland positions are expected to be eliminated while others are relocated to Salt Lake City. At this time of filing, the Company is unable in good faith to make a determination of an estimate of the amount or major type of costs to be incurred in connection with the consolidation.

A copy of the press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished herewith:

Exhibit No.	Description of Exhibit.
99.1	Press release, dated August 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 27, 2008

WORLD HEART CORPORATION

	By:	/s/ David Pellone

	Name:	David Pellone
	Title:	VP, Finance and Chief Financial Officer